 Exhibit 99.1

Tesla Welcomes Joe Gebbia as New Independent Director to its Board

We are pleased to welcome Joe Gebbia to Tesla’s Board of Directors, effective September 25, 2022.

Gebbia, a designer and entrepreneur, has spent the last 14 years of his career as co-founder of Airbnb. The service he built with his co-founders transformed the hospitality industry, allowing travelers seeking local experiences to book homes in nearly every country around the world. Since the 2007 inception in his San Francisco living room, Airbnb has enabled mutual trust for over 4M hosts to share their homes. Hosts have since welcomed more than 1B guest arrivals and earned over $150B, creating economic impact worldwide. As the original designer and host, Gebbia helped shape Airbnb’s product, interface, and brand to become a household name. His entrepreneurial instinct also led to the formation of their community-powered non-profit, Airbnb.org. With the mission to open homes in times of crisis, their emergency response efforts have housed over 200,000 people during natural disasters, the COVID-19 pandemic, and the global refugee crisis.

Most recently, Gebbia departed his full-time operating position and transitioned to an advisor role while serving on the Board of Directors of both Airbnb and Airbnb.org. He's begun working on his next startup, acquired a minority stake in the San Antonio Spurs, gives back via his commitment to the Giving Pledge, and serves on other boards and councils such as his alma mater, the Rhode Island School of Design, the Olympic Refuge Foundation, UNHCR, Tent.org, Malala Fund, and the Eames Institute of Infinite Curiosity.